Exhibit 5.1

OPINION AND CONSENT OF HEIDI J. EDDINS

June 27, 2006

Florida East Coast Industries, Inc.

One Malaga Street

St. Augustine, Florida 32085

Ladies and Gentlemen:

I am General Counsel of Florida East Coast Industries, Inc. (the “Registrant”) and render this opinion in connection with the preparation and filing of the Registrant’s Registration Statement on Form S-8 (the “Registration Statement”). The Registration Statement is to be filed with the Securities and Exchange Commission and relates to the registration under the Securities Act of 1933, as amended, of an aggregate of 450,000 shares (the “Shares”) of the Registrant’s Common Stock, no par value, which are to be offered from time to time to certain employees of the Registrant in connection with the Florida East Coast Industries, Inc. Salary Deferral Plan and Florida East Coast Industries, Inc. Hourly Deferral Plan (the “Plans”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested my opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, I have examined the Plan documents, the Registration Statement, the Registrant’s Articles of Incorporation, as amended, and Bylaws, and the corporate action of the Registrant that provides for the issuance of the Shares, and I have made such other investigation as I have deemed appropriate. I have examined and relied upon certificates of public officials. In rendering my opinion, I also have made the assumptions that are customary in opinion letters of this kind. I have not verified any of those assumptions.

Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plans, will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter are limited to the law of the State of Florida and federal law of the United States. The foregoing opinions are rendered as of the date of this letter. I assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

I am furnishing this opinion letter to you solely in connection with the Registration Statement. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without my specific prior written consent. I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving my consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s / Heidi J. Eddins
Heidi J. Eddins
Executive Vice President,
Secretary and General Counsel]